Exhibit 99.02

September 18, 2012

Dear MacroSolve Shareholders,

We are very excited to report that MacroSolve, Inc. (“MacroSolve” or the “Company”) is launching a new strategy following the sale of our Illume Mobile business unit to Decision Point Systems.  The sale of Illume Mobile eliminated most of our Company’s overhead.  As a result, we expect to report being cash flow positive in the third quarter of 2012 and to reach profitability in the fourth quarter of 2012.

Furthermore, the funds from the sale of Illume Mobile can now be invested in building our new strategy, for what we believe will result in a higher return on investment for our Company.

Pursuing our new strategy, we will license MacroSolve’s intellectual property to highly-selective candidate companies at an attractive royalty rate in support of a joint venture. Following licensing, MacroSolve will utilize its resources and experience to assist the venture in becoming financially successful.  We believe this strategy can be applied across the spectrum of mobility providers in this growing, multi-billion dollar market.

We previously built and sold business units based upon our patented mobile app technologies; digiTicket, which provides electronic ticketing solutions, and Illume Mobile, which provides custom mobile app solutions to businesses, were sold in transactions that were favorable to our shareholders.

MacroSolve’s new strategy is an extension of the success we achieved in the past.  On a going forward basis, we plan to work as joint venture partners so that we may maintain the low overhead, positive cash flow, and profitable operations, which we anticipate achieving at MacroSolve by the end of fiscal 2012.

We believe there are tremendous opportunities to be pursued in the mobile app intellectual property space. The mobile app economy is a $100 billion growth industry with thousands of new companies being formed.  We are uniquely experienced to work with those ventures who also desire a market leadership position.  Following the sale of Illume Mobile, MacroSolve retained the key executives needed to execute on this new strategy. This is our complete focus moving forward. We thank our loyal shareholders and we look forward to growing our Company into profitability and seeing this value reflected in our equity.

Sincerely,

Jim McGill Chairman of the Board